EXHIBIT 21

Subsidiaries of the Registrant

	Organized Under Laws of	Percentage of Voting Securities Owned by Immediate Parent
Consolidated-Tomoka Land Co.	Florida	—
Indigo Group Inc.	Florida	100.0
Indigo Group Ltd.	Florida	99.0	*
(A Limited Partnership)
Indigo Development Inc. (1)	Florida	100.0
Indigo Commercial Realty Inc.	Florida	100.0
Palms Del Mar Inc.	Florida	100.0
Indigo International Inc. (2)	Florida	100.0
W. Hay Inc.	Florida		**
W. Hay LLC	Florida		***

*	Consolidated-Tomoka Land Co. is the limited partner of Indigo Group Ltd., and owns 99.0% of the total partnership equity. Indigo Group Inc. is the managing general partner of the partnership and owns a 1.0% of the partnership equity.
**	W. Hay Inc. is 100% owned by Indigo Group Inc.
***	W. Hay LLC is 100% owned by W. Hay Inc.
(1)	In January 2009, Indigo Development Inc., was converted to a limited liability company, and is now known as Indigo Development LLC
(2)	In January 2009, Indigo International Inc., was converted to a limited liability company, and is now known as Indigo International LLC. Consolidated-Tomoka Land Co. is 100% managing member.

All subsidiaries are included in the Consolidated Financial Statements of the Company and its subsidiaries appearing elsewhere herein.